HNI Corporation 408 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com
EXHIBIT 99.1

                                 News Release
           For Information Contact:
               Matthew D. McGough, Vice President, Corporate Finance (563) 272-7563
               Kurt A. Tjaden, Vice President and Chief Financial Officer (563) 272-7400

HNI CORPORATION REPORTS
STRONG SALES AND EARNINGS
FOR THIRD QUARTER FISCAL 2014
AND RAISES FULL YEAR GUIDANCE

Third Quarter Highlights
•	Non-GAAP net income per share up 33% to $0.81; GAAP net income per share of $0.74
•	Sales up 8.7%
•	Full year guidance raised – range of $1.95 to $2.00 per share

MUSCATINE, Iowa (October 15, 2014) – HNI Corporation (NYSE: HNI) today announced sales for the third quarter ended September 27, 2014, of $614.7 million and net income of $33.6 million, or $0.74 per diluted share.  Non-GAAP net income per diluted share improved 33 percent from the prior year quarter to $0.81, which excludes restructuring and transition costs.

Third Quarter Summary Comments
"We delivered strong results which exceeded our sales and profit expectations for the third quarter.  Both our office furniture and hearth products segments increased sales and operating margins.  Performance in our hearth business was outstanding, led by continued double-digit growth in both the remodel/retrofit and new construction channels and strong operational execution.  Office furniture sales growth accelerated, led by our contract business," said Stan Askren, HNI Corporation Chairman, President and Chief Executive Officer.

Third Quarter – Financial Performance (Dollars in millions, except per share data)
	Three months ended
	9/27/2014	9/28/2013	Change
GAAP
Net Sales	$614.7	$565.7	8.7%
Gross Profit %	35.8%	35.3%	50 bps
SG&A %	27.0%	27.3%	-30 bps
Restructuring & impairment charges %	0.2%	0.0%	20 bps
Operating Income	$52.7	$45.1	16.9%
Operating Income %	8.6%	8.0%	60 bps
Net Income %	5.5%	5.0%	50 bps
EPS – diluted	$0.74	$0.61	21.3%

Non-GAAP
Gross Profit %	36.4%	35.3%	110 bps
Operating Income	$57.6	$45.2	27.4%
Operating Income %	9.4%	8.0%	140 bps
EPS - diluted	$0.81	$0.61	32.8%

Third Quarter Summary Comments
•
Consolidated net sales increased $49.0 million or 8.7 percent to $614.7 million.  Compared to prior year quarter, divestitures reduced sales $2.0 million.  On an organic basis sales increased 9.0 percent.

•
Non-GAAP gross margin improved 110 basis points from prior year primarily due to increased volume, better price realization and strong operational performance, partially offset by unfavorable mix and investments in operations.

•
Selling and administrative expenses, as a percentage of sales, decreased 30 basis points due to volume, partially offset by strategic investments, higher incentive-based compensation and timing of expenses.

•
During the third quarter, as part of the Corporation's ongoing strategy to reduce structural costs, it made the decision to close a small international office furniture manufacturing facility.  In connection with closures announced earlier this year and this decision, the Corporation recorded $4.9 million of restructuring and transition costs with $3.9 million included in cost of sales.

Office Furniture – Financial Performance (Dollars in millions)
	Three months ended
	9/27/2014	9/28/2013	Change
GAAP
Net Sales	$488.6	$466.2	4.8%
Operating Income	$42.8	$40.7	5.1%
Operating Income %	8.7%	8.7%	-

Non-GAAP
Operating Income	$47.6	$40.8	16.7%
Operating Income %	9.8%	8.8%	100 bps

•
Sales increased $22.4 million or 4.8 percent to $488.6 million.  Compared to prior year quarter, divestitures reduced sales by $2.0 million.  On an organic basis, sales increased 5.2 percent driven by growth in the supplies-driven and contract channels.

•
Non-GAAP operating profit increased $6.8 million or 16.7 percent.  Increased volume, higher price realization and strong operational performance were partially offset by unfavorable mix, investments in operations, increased incentive-based compensation and timing of expenses.

Hearth Products – Financial Performance (Dollars in millions)
	Three months ended
	9/27/2014	9/28/2013	Change
GAAP
Net Sales	$126.1	$99.5	26.7%
Operating Income	$23.8	$14.4	65.1%
Operating Income %	18.9%	14.5%	440 bps

•	Sales increased $26.6 million or 26.7 percent to $126.1 million driven by increases in both the new construction and the remodel/retrofit channel.
•
Operating profit increased $9.4 million or 65.1 percent due to increased volume and higher price realization partially offset by investments in growth initiatives, higher incentive-based compensation and timing of expenses.

•	The Corporation acquired Vermont Castings Group, a leading manufacturer of free standing hearth stoves and fireplaces, after the end of the Corporation's fiscal third quarter.

Outlook
"We enter the fourth quarter with solid momentum in our hearth and office furniture businesses, and remain on track to grow sales and significantly increase profits in 2014.  We continue to aggressively invest for long-term profitable growth, and I remain confident our investments are increasing shareholder value," said Mr. Askren.

The Corporation estimates sales to be up 13 to 17 percent in the fourth quarter over the same period in the prior year, including sales from the recently acquired Vermont Castings Group.  For the full year, the Corporation is raising its estimate of non-GAAP earnings per diluted share to the range of $1.95 to $2.00, which includes the Vermont Castings Group acquisition fourth quarter results and excludes restructuring and impairment charges, transition costs and gain/loss on sale of assets.

The Corporation remains focused on creating long-term shareholder value by growing its business through investment in building brands, product solutions and selling models, enhancing its strong member-owner culture and continuing to execute its long-standing rapid continuous improvement discipline to build best total cost and a lean enterprise.

Conference Call
HNI Corporation will host a conference call on Thursday, October 16, 2014 at 10:00 a.m. (Central) to discuss third quarter 2014 results.  To participate, call 1-877-512-9166 – conference ID number 12409411.  A live webcast of the call will be available on HNI Corporation's website at http://www.hnicorp.com (under Investor Information – Webcasts).  A replay of the webcast will be made available at the website address above.  An audio replay of the call will be available until Thursday, October 23, 2014, 10:59 p.m. (Central) by dialing 1-855-859-2056 or 1-404-537-3406 – Conference ID number 12409411.

About HNI Corporation

HNI Corporation is a NYSE traded company (ticker symbol:  HNI) providing products and solutions for the home and workplace environments.  HNI Corporation is a leading global office furniture manufacturer and is the nation's leading manufacturer of hearth products.  The Corporation's strong brands have leading positions in their markets.  More information can be found on the Corporation's website at www.hnicorp.com.

Forward-looking Statements

This release contains "forward-looking" statements based on current expectations regarding future plans, events, outlook, objectives and financial performance, expectations for future sales growth and earnings per diluted share (GAAP and non-GAAP) for the fourth quarter and full year fiscal 2014.  Forward-looking statements can be identified by words including "expect," "believe," "anticipate," "estimate," "may," "will," "would," "could," "confident" or other similar words, phrases or expressions.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Corporation's actual future results and performance to differ materially from expected results.  These risks include but are not limited to: general economic conditions in the United States and internationally; unfavorable changes in the United States housing market; industry and competitive conditions; a decline in corporate spending on office furniture; changes in raw material, component or commodity pricing; future acquisitions, divestitures or investments; the cost of energy; changing legal, regulatory, environmental and healthcare conditions; the Corporation's ability to successfully complete its business software system implementation; the Corporation's ability to implement price increases; changes in the sales mix of products; and force majeure events outside the Corporation's control.   A description of these risks and additional risks can be found in the Corporation's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q.  The Corporation undertakes no obligation to update, amend or clarify forward-looking statements.
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HNI CORPORATION
Unaudited Condensed Consolidated Statement of Operations
	Three Months Ended		Nine Months Ended
(Dollars in thousands, except per share data)	9/27/2014	9/28/2013	9/27/2014	9/28/2013
Net Sales	$614,690	$565,706	$1,576,034	$1,518,701
Cost of products sold	394,758	365,835	1,019,797	996,390
Gross profit	219,932	199,871	556,237	522,311
Selling and administrative expenses	166,216	154,641	466,714	451,275
(Gain) loss on sale of assets	-	-	(9,746)	2,460
Restructuring and impairment charges	987	115	11,241	236
Operating income	52,729	45,115	88,028	68,340
Interest income	110	158	326	468
Interest expense	1,971	2,826	6,360	8,219
Income before income taxes	50,868	42,447	81,994	60,589
Income taxes	17,372	14,398	27,817	19,962
Net income	33,496	28,049	54,177	40,627
Less: Net income (loss) attributable to the noncontrolling interest	(92)	(45)	(212)	(296)
Net income attributable to HNI Corporation	$33,588	$28,094	$54,389	$40,923
Net income attributable to HNI Corporation common shareholders – basic	$0.75	$0.62	$1.21	$0.90
Average number of common shares outstanding – basic	44,689,819	45,317,912	44,916,038	45,295,115
Net income attributable to HNI Corporation common shareholders – diluted	$0.74	$0.61	$1.19	$0.89
Average number of common shares outstanding – diluted	45,611,099	46,089,580	45,758,502	45,951,775

Unaudited Condensed Consolidated Balance Sheet
Assets			Liabilities and Shareholders' Equity
(Dollars in thousands)	As of			As of
	9/27/2014	12/28/2013		9/27/2014	12/28/2013
Cash and cash equivalents	$29,678	$65,030	Accounts payable and
Short-term investments	5,652	7,251	accrued expenses	$445,262	$407,799
Receivables	277,267	228,715	Note payable and current
Inventories	116,864	89,516	maturities of long-term debt	1,263	484
Deferred income taxes	16,862	16,051	Current maturities of other
Prepaid expenses and			long-term obligations	3,358	3,301
other current assets	22,234	26,665
Current assets	468,557	433,228	Current liabilities	449,883	411,584

			Long-term debt	166,050	150,091
			Capital lease obligations	16	106
			Other long-term liabilities	70,738	67,543
Property and equipment – net	285,479	267,401	Deferred income taxes	72,558	68,964
Goodwill	277,858	286,655
Other assets	166,899	147,421	Parent Company shareholders'
			equity	439,530	436,328
			Noncontrolling interest	18	89
			Shareholders' equity	439,548	436,417
			Total liabilities and
Total assets	$1,198,793	$1,134,705	shareholders' equity	$1,198,793	$1,134,705

Unaudited Condensed Consolidated Statement of Cash Flows
	Nine Months Ended
(Dollars in thousands)	9/27/2014	9/28/2013
Net cash flows from (to) operating activities	$74,807	$83,487
Net cash flows from (to) investing activities:
Capital expenditures	(81,748)	(55,107)
Other	17,596	1,151
Net cash flows from (to) financing activities	(46,007)	(34,422)
Net increase (decrease) in cash and cash equivalents	(35,352)	(4,891)
Cash and cash equivalents at beginning of period	65,030	41,782
Cash and cash equivalents at end of period	$29,678	$36,891

Business Segment Data
	Three Months Ended		Nine Months Ended
(Dollars in thousands)	9/27/2014	9/28/2013	9/27/2014	9/28/2013
Net sales:
Office furniture	$488,612	$466,213	$1,270,404	$1,268,214
Hearth products	126,078	99,493	305,630	250,487
	$614,690	$565,706	$1,576,034	$1,518,701

Operating profit:
Office furniture	$42,753	$40,696	$77,488	$71,523
Hearth products	23,785	14,409	43,974	23,699
Total operating profit	66,538	55,105	121,462	95,222
Unallocated corporate expense	(15,670)	(12,658)	(39,468)	(34,633)
Income before income taxes	$50,868	$42,447	$81,994	$60,589

Depreciation and amortization expense:
Office furniture	$12,427	$9,257	$34,398	$27,384
Hearth products	1,121	1,274	3,455	4,039
General corporate	1,264	1,201	3,911	3,147
	$14,812	$11,732	$41,764	$34,570

Capital expenditures (including capitalized software):
Office furniture	$13,542	$13,689	$43,378	$36,638
Hearth products	1,691	1,133	4,389	2,798
General corporate	15,394	6,666	33,981	15,671
	$30,627	$21,488	$81,748	$55,107

			As of 9/27/2014	As of 12/28/2013
Identifiable assets:
Office furniture			$771,385	$722,697
Hearth products			281,765	255,978
General corporate			145,643	156,030
			$1,198,793	$1,134,705

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Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures.  A "non-GAAP financial measure" is a numerical measure of a company's financial performance that excludes or includes amounts different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company.  We have provided a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure.

The non-GAAP financial measures used within this earnings release are:  gross profit, operating income, operating profit and net income per diluted share (i.e., EPS), excluding restructuring and impairment charges, transition costs and gain/loss on sale.  Non-GAAP EPS is calculated using the Corporation's overall effective tax rate for the period.  We present these measures because management uses this information to monitor and evaluate financial results and trends.  Management believes this information is also useful for investors.  This earnings release also contains a forward-looking estimate of non-GAAP earnings per diluted share for the fourth quarter and full fiscal year 2014.  We provide such non-GAAP measures to investors on a prospective basis for the same reasons we provide them to investors on a historical basis.  We are unable to provide a reconciliation of our forward-looking estimate of non-GAAP earnings per diluted share to a forward-looking estimate of GAAP earnings per diluted share because certain information needed to make a reasonable forward-looking estimate of GAAP earnings per diluted share for the full fiscal year is difficult to predict and estimate and is often dependent on future events which may be uncertain or outside of our control.  These may include unanticipated charges related to asset impairments (fixed assets, intangibles or goodwill), unanticipated acquisition related costs and other unanticipated non-recurring items not reflective of ongoing operations.

HNI Corporation Reconciliation (Dollars in millions, except per share data)
	Three Months Ended 9/27/2014			Three Months Ended 9/28/2013
	Gross Profit	Operating Income	EPS	Gross Profit	Operating Income	EPS
As Reported (GAAP)	$219.9	$52.7	$0.74	$199.9	$45.1	$0.61
% of net sales	35.8%	8.6%		35.3%	8.0%

Restructuring and Impairment	$2.4	$3.4	$0.05	-	$0.1	$0.00
Transition costs	$1.5	$1.5	$0.02	-	-	-

Results (non-GAAP)	$223.8	$57.6	$0.81	$199.9	$45.2	$0.61
% of net sales	36.4%	9.4%		35.3%	8.0%

Office Furniture Reconciliation (Dollars in millions)
	Three Months Ended		Percent
	9/27/2014	9/28/2013	Change
Operating profit as reported (GAAP)	$42.8	$40.7	5.1%
% of Net Sales	8.7%	8.7%

Restructuring and Impairment	$3.4	$0.1
Transition Costs	$1.5	-

Operating profit (non-GAAP)	$47.6	$40.8	16.7%
% of Net Sales	9.8%	8.8%